Temecula Valley Bancorp Announces First Quarter Earnings

TEMECULA, Calif.--May 3, 2007--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today announced net income of $4.2 million for the first quarter of 2007, a 5.0 percent increase compared with the $4.0 million reported for the same period in 2006. Diluted earnings for the quarter were $0.38 per share compared with $0.42 for the year-ago quarter, a decline of 9.5 percent. Per share earnings were negatively impacted by the private placement of 1.4 million common shares in November 2006, which increased average shares outstanding by 15.6 percent compared to first quarter of 2006. Year over year results reflect strong loan growth, tempered by margin compression and a lower level of non-interest income primarily from accelerated prepayments of SBA loans, offset by disciplined expense control, despite a non-recurring charge of under $200,000 from the closing of several SBA loan production offices in January 2007.

"We are pleased with our financial performance considering the headwinds the industry is currently facing," stated Stephen H. Wacknitz, Chairman of the Board, CEO and President. “

Returns on average assets and average equity were 1.34 percent and 16.04 percent, respectively, for the quarter ending March 31, 2007, compared to 1.82 percent and 26.47 percent, respectively, for the year-ago first quarter.

Income Statement
Total revenue for the first quarter of 2007 was $20.2 million, compared with $18.3 million for the first quarter of 2006, an increase of 10.3 percent. Net interest income was $16.2 million, up 21.6 percent over the $13.4 million reported for the year-ago quarter. Growth in net interest income reflects a 49.9 percent increase in average earnings assets, partially offset by a 129 basis point, or 18.9 percent, decline in net interest margin from 6.83 percent in the 2006 first quarter, to 5.54 percent in the current first quarter. Compared to fourth quarter 2006, the margin declined 25 basis points.

For the quarter ended March 31, 2007, gross loan interest income was $28.1 million, an increase of $8.8 million, or 45.5 percent above the year-earlier quarter. The effective yield on the loan portfolio was 9.75 percent compared with 10.00 percent for the 2006 first quarter. Interest expense on total interest-bearing liabilities rose 100.0 percent, from $6.1 million in the year-ago quarter, to $12.1 million for the current quarter; the average rate increased from 3.71 percent to 4.89 percent this quarter. More recently, the bank is experiencing modest improvement in funding costs which should relieve some of the margin pressure going forward.

Non-interest income declined $1.0 million, or 20.3 percent, from the year-ago quarter, to $3.9 million for the first quarter of 2007. The major contributor was a $1.3 million swing in net SBA servicing income, from $415,000 in the first quarter of 2006 to a loss this quarter of $855,000. Over the past twelve months, the related SBA servicing assets have decreased by $9.4 million, to $19.0 million due to normal amortization and additional amortization due to accelerated prepayments.

First quarter non-interest expense was $12.7 million, an increase of $1.6 million, or 14.3 percent, over the $11.1 million reported for the year-ago quarter. Salary and benefits expenses accounted for more than half of the increase, rising $0.9 million from the first quarter of 2006. In January 2007, SBA loan production offices located in the northeast and southeast areas of the country were closed. It is anticipated this will result in cost savings greater than the income generated from the closed offices. The cost of the office closings was less than $200 thousand, all of which was taken in the first quarter of 2006. For the quarter ending March 31, 2007, the efficiency ratio increased to 62.7 percent from 60.5 percent in the first quarter of 2006 due to a combination of non-interest income decreasing and non-interest expense increasing.

The provision for loan losses was $415,000 for the current quarter, compared with $314,000 reported for the year-ago quarter, an increase of $101,000, or 32.2 percent. During the course of the last year, the allowance for loan loss increased 35.4 percent, from $9.2 million at March 31, 2006 to $12.5 million at March 31, 2007; however, as a percentage of total loans excluding held for sale loans, the allowance for loan losses slightly decreased year over year from 1.29 percent to 1.27 percent.

Balance Sheet
Total assets were $1.31 billion at March 31, 2007, a 41.9 percent increase from $924.8 million at March 31, 2006; loans increased 47.6 percent over the same period to $1.18 billion. “The increase in loans was due to continued strong lending activity in the markets we serve as well as the addition of new profit centers, including the SBA unguaranteed purchase program, the SBA wholesale lending program, and the lending operations in the Inland Empire,” stated Steve Wacknitz.

Non-performing assets (net of SBA guarantees) were $10.4 million at March 31, 2007, compared with $1.3 million at March 31, 2006. The majority of the increase is attributable to a $6.1 million real estate project located in the North San Diego county coast area that came off non-accrual status in April 2007; no loss is expected on this project. There was $0.2 million of other real estate owned (net of SBA guarantees) at March 31, 2007 compared to $0.3 million at March 31, 2006. All the other real estate owned on the books at December 31, 2006 was sold during the first quarter of 2007.

Deposits at March 31, 2007 were $1.15 billion, an increase of 39 percent from $826.4 million at March 31, 2006. Deposit growth reflects existing branch growth as well as growth at the newer Carlsbad, Solana Beach, and Ontario full-service branches. The majority of deposit growth was time deposits through various CD promotions, money desk operations, and brokered deposits. Temecula continues to focus on core deposit growth to diminish reliance on brokered deposits for funding. The Company made significant progress during the first quarter of 2007; core deposits increased 10.7 percent to $744.6 million, and currently account for 64.6 percent of total deposits, compared with 62.2 percent at year end.

Shareholder equity increased 72 percent from $62.8 million at March 31, 2006 to $107.7 million at March 31, 2007; the growth was primarily attributable to the $25.1 million private placement completed in November 2006, as well as to the exercise of stock options and the contribution from net income. Capital ratios remain strong at March 31, 2007, with the tier one leverage ratio at 11.27 percent, the tier one risk based ratio at 10.42 percent, and the total risk based capital ratio at 11.65 percent, all above the minimum to qualify as "well capitalized." In addition, during the third quarter of 2006, $12 million of junior subordinated debt securities were issued, of which $11.5 million was transferred to Temecula Valley Bank as tier one capital.
“With the recent trends in the California real estate market, the Bank remains solid with 94 percent of its loans secured by real estate with an overall loan to value of 66 percent. Additionally, we believe that other major economic indicators in California remain strong,” stated Steve Wacknitz.

Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank’s website is at www.temvalbank.com. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with Securities and Exchange Commission by Temecula Valley Bancorp Inc.

Contact
Temecula Valley Bank
Stephen H. Wacknitz
951-694-9940

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(all amounts in whole dollars except share and per share information)
	March 31,			December 31,
	2007	2006	% Change	2006
ASSETS
Cash and due from banks	14,912,136	13,868,353	8%	15,190,212
Interest-bearing deposits in financial institutions	99,000	0	0%	99,000
Federal funds sold	55,320,000	51,600,000	7%	18,180,000
Securities	1,016,061	0	0%	1,018,683
Loans
Commercial	51,189,278	34,999,379	46%	59,549,998
Real Estate-Construction	592,923,205	428,956,681	38%	568,227,221
Real Estate-Other	296,302,059	252,017,318	18%	292,826,737
SBA	235,810,696	79,875,778	195%	218,407,943
Consumer and other	3,564,237	3,250,136	10%	3,680,923
Total Gross Loans	1,179,789,475	799,099,292	48%	1,142,692,822
Less allowance for loan losses	(12,457,676)	(9,197,804)	35%	(12,521,717)
Total Loans, net	1,167,331,799	789,901,488	48%	1,130,171,105

Federal Reserve & Home Loan Bank stock, at cost	2,025,500	3,120,200	(35%)	1,996,300
Bank premises and equipment, net	5,600,397	5,301,864	6%	5,491,968
Other real estate owned, net	722,250	727,500	(1%)	1,255,000
Cash surrender value life insurance	24,264,757	17,748,233	37%	24,036,291
SBA-loan servicing asset	7,620,753	8,257,381	(8%)	8,287,703
SBA-loan I/O strip receivable	11,399,461	20,200,808	(44%)	13,215,760
Accrued interest	6,472,615	3,734,422	73%	6,155,174
Other Assets	15,663,635	10,295,378	52%	13,091,329
Total Assets	1,312,448,364	924,755,627	42%	1,238,188,525
LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Non-interest Bearing Deposits	151,293,417	159,969,726	(5%)	144,525,203
Money Market & NOW	141,027,852	112,693,820	25%	130,357,296
Savings	32,012,266	31,105,171	3%	29,781,457
Time Deposits	827,520,018	522,630,070	58%	776,836,695
Total deposits	1,151,853,553	826,398,787	39%	1,081,500,651
Junior subordinated debt securities	41,240,000	28,868,000	43%	41,240,000
Accrued interest	2,141,171	1,066,674	101%	2,093,553
Other liabilities	9,469,350	5,600,110	69%	10,091,312
Total liabilities	1,204,704,074	861,933,571	40%	1,134,925,516
Stockholder's equity	107,744,290	62,822,056	72%	103,263,009
Total liabilities and Stockholder's equity	1,312,448,364	924,755,627	42%	1,238,188,525

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(all amounts in whole dollars except share and per share information)
	3 Mos. Ended March 31,
	2007	2006	$ Change	% Change
INTEREST INCOME
Interest income and fees on loans	28,077,995	19,298,111	8,779,884	45%
Other Interest income	281,533	122,352	159,181	130%
Total Interest income	28,359,528	19,420,463	8,939,065	46%
INTEREST EXPENSE
Interest on deposits	11,275,804	5,460,663	5,815,141	106%
Interest on junior subordinated debt and other borrowings	834,382	591,759	242,623	41%
Total Interest expense	12,110,186	6,052,422	6,057,764	100%
Net interest income	16,249,342	13,368,041	2,881,301	22%
Provision for loan losses	415,000	314,000	101,000	32%
Net interest income after provision for loan losses	15,834,342	13,054,041	2,780,301	21%
NON INTEREST INCOME
Service charges and fees	149,258	152,508	(3,250)	(2%)
Gain on sale of loans, fixed assets and OREO	2,282,900	2,945,250	(662,350)	(22%)
SBA Net Servicing income	(855,035)	415,224	(1,270,259)	(306%)
Loan related income	458,491	520,935	(62,444)	(12%)
Other income	1,902,198	906,725	995,473	110%
Total Non Interest income	3,937,812	4,940,642	(1,002,830)	(20%)
NON INTEREST EXPENSE
Salaries and employee benefits	8,637,997	7,740,298	897,699	12%
Occupancy and equipment	1,264,277	1,118,656	145,621	13%
Marketing and business promotion	343,555	224,951	118,604	53%
Office expense	658,186	607,546	50,640	8%
Loan related expense	621,299	461,669	159,630	35%
Other expense	1,137,701	924,276	213,425	23%
Total Non Interest income	12,663,015	11,077,396	1,585,619	14%
Earnings before income taxes	7,109,139	6,917,287	191,852	3%
Income taxes	2,929,964	2,936,761	(6,797)	(0%)
Net earnings	4,179,175	3,980,526	198,649	5%

TEMECULA VALLEY BANCORP INC.
OTHER SELECTED FINANCIAL DATA
(UNAUDITED)
(all amounts in whole dollars except share and per share information)
	March 31,		December 31,
	2007	2006	2006
Actual common shares outstanding at end of period	10,613,659	8,977,771	10,586,659
Average common shares outstanding	10,601,748	8,954,686	9,800,612
Average common shares & equivalents outstanding	11,124,945	9,568,384	10,322,256
Basic earnings per share	0.39	0.44	0.45
Diluted earnings per share	0.38	0.42	0.43
Book value per share	10.15	7.00	9.75

Return on average assets (annualized)	1.34%	1.82%	1.46%
Return on average equity (annualized)	16.04%	26.47%	20.11%
Investment Yield	5.23%	4.50%	5.22%
Loan Yield	9.75%	10.00%	9.92%
Cost of Interest-bearing Deposits	4.75%	3.53%	4.68%
Cost of Borrowings	8.14%	6.85%	7.84%
Loan to deposit ratio	102.43%	96.70%	105.66%
Net interest margin	5.54%	6.83%	5.79%
Efficiency ratio	62.73%	60.50%	61.35%

Tier 1 leverage capital ratio	11.27%	9.34%	11.42%
Tier 1 risk-based capital ratio	10.42%	9.28%	10.49%
Total risk-based capital ratio	11.65%	11.14%	11.90%

Allowance for loan losses as a % of total loans	1.06%	1.15%	1.10%
Gross nonperforming assets as a % of total assets	1.87%	0.75%	1.66%
Net nonperforming assets as a % of total assets	0.79%	0.14%	0.77%
Net chargeoffs (annualized) as a % of total loans	0.16%	0.08%	0.00%

PAST DUE AND NON-ACCRUAL LOANS
March 31, 2007	Gross Balance	Government Guaranty	Net Balance
30 - 89 days past due	8,021,969	0	8,021,969
90+ days past due and accruing	0	0	0
Non-accrual	23,812,934	(13,573,389)	10,239,545
Other real estate owned (REO)	722,250	(541,688)	180,562
Total non-performing assets	24,535,184	(14,115,077)	10,420,107

March 31, 2006
30 - 89 days past due	1,577,002	(848,351)	728,651
90+ days past due and accruing	0	0	0
Non-accrual	6,165,211	(5,157,240)	1,007,971
Other real estate owned (REO)	727,500	(409,424)	318,076
Total non-performing assets	6,892,711	(5,566,664)	1,326,047

	3 Mos. Ended March 31,
NET LOAN CHARGEOFFS	2007	2006
Chargeoffs	479,309	156,191
Recoveries	(268)	(841)
Net Chargeoffs (Recoveries)	479,041	155,350